Exhibit 11.2

SEA LIMITED

SECOND AMENDED AND RESTATED

STATEMENT OF POLICIES

GOVERNING MATERIAL NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

This Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) of Sea Limited (the “Company”) consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I.	Summary

Preventing insider trading is necessary to comply with U.S. securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non- public.”

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate termination from the Company. Violation of the Policy may expose the violator to severe criminal penalties as well as civil liability. The monetary damages resulting from a violation could be three times the profit realized by the violator, as well as the legal fees of the persons injured.

This Statement applies to all officers, directors, employees and consultants who may have access to the Company’s Material Information (as defined below) of the Company and its subsidiaries and consolidated affiliated entities and extends to all activities within and outside an individual’s duties at the Company. Every director, officer, employee and consultant must review this Statement and confirm their understanding of, and intent to comply with, this Statement.

Questions regarding the Statement should be directed to the Compliance Officer at [LINK]. A form of certificate of compliance is attached hereto as Exhibit A.

II.	Policies Prohibiting Insider Trading

For purposes of this Statement, the terms “purchase” and “sale” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. See also Section IV below.

A.

No Trading - No officer, director, employee or consultant shall purchase or sell any type of security of the Company or enter into a binding security trading plan while in possession of material non-public information relating to the Company, its American Depositary Shares (“ADSs”) or other Company securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs or other Company securities, the above policy will require waiting until 24 hours (including one full Trading Session) have elapsed after public disclosure of the Material Information by the Company.1 The term “Trading Session” is defined as the entire trading session on a day on which the New York Stock Exchange (“NYSE”) is open for trading, which means, with respect to a regular trading session, the duration of regular trading hours on the NYSE (e.g., 9:30 a.m. to 4:00 p.m., New York City time) or, with respect to a trading day when the NYSE closes early for holiday observance or otherwise, the entire trading session on the day (e.g., 9:30 a.m. to 1:00 p.m., New York City time).

In addition, there may be event-specific black-out periods, and the Compliance Officer may declare such “limited trading periods” at the times that he or she deems appropriate, and need not provide any reason for making a declaration. No officer, director, employee or consultant shall purchase or sell any Company security or enter into a binding security trading plan during any period designated by the Compliance Officer as a limited trading period for such officer, director, employee or consultant, regardless of whether or not such officer, director, employee or consultant possesses any Material Information.

Furthermore, all transactions in Company securities (including, without limitation, acquisitions and dispositions of the ADSs, entry into a binding security trading plan and the sale of ordinary shares issued upon exercise of stock options, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by officers, directors and key employees designated by the Company from time to time during the Trading Window must be pre- cleared by the Compliance Officer, and such pre-clearance, if given, shall be valid for five Trading Days, unless otherwise notified by the Company at any time. Please note that pre-clearance is not a legal defense for the covered persons. A form of pre-clearance application is attached hereto as Exhibit B.

Please see Section III below for an explanation of Material Information.

B.

Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no officer, director, employee or consultant shall purchase or sell any security of the Company or enter into a binding security trading plan other than during the “Trading Window” as follows: the period in any fiscal quarter of the Company commencing 24 hours (including one full Trading Session) after the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on March 31, June 30, September 30 and December 31.

[1]

For example, if the Company publicly discloses the Material Information on Wednesday at 1:30 p.m., New York City time, on a NYSE regular trading day, the covered person may only be permitted to trade under this Statement at 4:01 p.m. at the close of Thursday’s regular trading session as that will be the first time both a 24-hour period and one full Trading Session have elapsed since the disclosure.

In other words,

(1) beginning on January 1 of each year, no officer, director, employee or consultant shall purchase or sell any security of the Company or enter into a binding security trading plan until 24 hours (including one full Trading Session) after the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of that year, and

(2) beginning on April 1, July 1 and October 1 of each year, no officer, director, employee or consultant shall purchase or sell any security of the Company or enter into a binding security trading plan until 24 hours (including one full Trading Session) after the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all officers, directors, employees and consultants should strictly comply with all the policies set forth in this Statement.

C.   No Tipping - No officer, director, employee or consultant shall directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”) while in possession of such Material Information.

III.	Explanation of Insider Trading

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

•	Trading by insiders while in possession of material non-public information;

•

Trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or

•	Communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sale” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

A.	What Information is Material?

Materiality depends upon the facts and circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where it is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

•	dividends;

•	corporate earnings or earnings forecasts;

•	changes in financial condition or asset value;

•	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

•	significant new contracts or the loss of a significant contract;

•	significant new products or services;

•	a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;

•	significant business or marketing plans or changes in such plans;

•	capital investment plans or changes in such plans;

•	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;

•	significant borrowings or financings;

•	defaults on borrowings;

•	new equity or debt offerings;

•	significant personnel changes;

•	changes in accounting methods and write-offs; and

•	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

B.	What Is Non-Public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as a Company filing with the SEC or press release via Dow Jones, Reuters or other major newswire. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow 24 hours (including one full Trading Session) to elapse following publication before such information is deemed to be public.

C.	Who Is an Insider?

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the Company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material non-public information about business, activities and securities. Officers, directors, employees and consultants may not trade the Company’s securities while in possession of material non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an officer’s, director’s, employee’s or consultant’s family and household can be the responsibility of such officer, director, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.	Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The U.S. Securities and Exchange Commission (“SEC”) and U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;

•	Securities industry self-regulatory organization sanctions;

•	Civil injunctions;

•	Damage awards to private plaintiffs;

•	Disgorgement of all profits;

•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•

Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$2,000,000 or three times the amount of profit gained or loss avoided by the violator;

•	Criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and

•	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate termination. Insider trading violations are not limited to violations of the federal securities laws, but may also violate other federal and in some instance state civil or criminal laws in the U.S., such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act.

IV.	Special Transactions

Here sets forth the application of this Statement to the following special transactions relating to securities of the Company. Please consult the Compliance Officer whenever you have questions about the followings.

A. Transactions Not Involving a Purchase or Sale – Transactions that involve merely a change in the form in which you own securities are permitted outside a Trading Window. For example, you may transfer shares to a trust for estate planning purposes to the extent you continue to be the owner of the shares.

B. Gifts - Bona fide gifts of securities are not transactions subject to this Statement. Whether a gift is “bona fide” will depend on various circumstances surrounding the gift. A gift will not be deemed to be “bona fide” if the person is making the gift (such person making the gift, a “donor”) to circumvent restrictions in this Statement that would otherwise apply to the donor, including, without limitation, making a gift to a recipient that the donor has reason to believe will sell the Company securities while the donor is aware of material non-public information or making a gift for which the donor receives a monetary benefit (such as a tax deduction) before an anticipated drop in share price. You are encouraged to consult the Compliance Officer when contemplating a gift.

C. Share Pledges – A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities. Accordingly, persons subject to this Statement may not voluntarily pledge Company securities as collateral for a loan or otherwise voluntarily use Company securities in a margin account to secure a loan or enter into similar transactions without pre- clearance by the Compliance Officer, which shall be valid for five Trading Days, unless otherwise notified by the Company. Such voluntary pledge or margin loan may only be entered into during a Trading Window as described under Section II.B above while such person is not otherwise subject to any limited trading period restrictions, and shall comply with other policy or requirements implemented by the Company from time to time.

D. Margin Call - If a person subject to this Statement has previously entered into a pledge of any securities of the Company (the “borrower”) to secure his or her borrowings (the “loan”) in compliance with this Statement, and is subsequently required by the lender of such loan (the “lender”) in good faith to provide more collateral (which could be securities of the Company) due to decrease in the value of existing pledged securities and the borrower intends to provide additional securities of the Company to satisfy such requirement, the borrower shall notify the Compliance Officer and clearly demonstrate the necessity to supply Company securities as additional collateral and obtain approval by the Compliance Officer before the Borrower may provide additional Company securities to the lender.

ACKNOWLEDGEMENT

I acknowledge that I have read and agree to abide by the above-stated policy.

Name:	Date: